FOR IMMEDIATE RELEASE

VOXX International Corporation Completes Refinancing of Credit Facilities

-- Company Expands Size of Facilities and Extends Maturity Dates --

Hauppauge, NY, April 28, 2016 - VOXX International Corporation (NASDAQ: VOXX) today announced that it has successfully completed the refinancing of its global Revolving Credit Facility.

The Company has entered into an amended and restated $140.0 million facility, with a $15.0 million sublimit for letters of credit, and the right to increase the maximum revolver amount to $175.0 million. The outstanding principal under such credit facility carries an interest rate of LIBOR plus 1.75% to 2.25%, based on excess availability, and matures on April 26, 2021. The Company also secured a $15.0 million term loan, due July 1, 2020, and which carries an interest rate of LIBOR plus 4.25%. Wells Fargo Bank, National Association is the lead bank, with Key Bank, National Association, Citibank N.A. and HSBC Bank USA, National Association, all participants in this combined $155.0 million refinancing.

Pat Lavelle, President and CEO of VOXX International Corporation stated, “This new financing increases our borrowing capacity and extends our debt maturities, providing us with sufficient resources to fund all of our working capital requirements and for general corporate purposes. Our focus remains on generating improved EBITDA and free cash flow, and we will look to pay down debt and improve our balance sheet, consistent with our strategy over the past few years. We’ve enjoyed a strong working relationship with our lenders and want to thank the entire group for their continued support and belief in our Company.”

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) formerly Audiovox Corporation has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Today, VOXX International is a global company with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers. The Company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 29, 2016.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com